Exhibit 99.2
Spherix Commences Federal Litigation Against Cisco – Sues Cisco for Patent Infringement.  Spherix seeks damages and asserts that over $43 billion of Cisco’s sales infringe on patents owned by Spherix.

Spherix begins monetization of intellectual property developed by world famous Nortel Networks.

TYSONS CORNER, Va., March 27, 2014 /PRNewswire/ -- Spherix Incorporated (NASDAQ:SPEX) -- an intellectual property development company committed to the fostering and monetization of intellectual property, today announced that it has commenced patent litigation in the United States District Court for the District of Delaware against Cisco Incorporated (NASDAQ:CSCO) alleging that the San Jose, CA based company infringes 11 patents owned by Spherix. These patents, developed by inventors at Nortel Networks and acquired by Spherix in December 2013, relate to Cisco’s products including routers and switches.

Spherix contends that the scope of Cisco’s infringement of the asserted patents has been and continues to be immense.  Cisco is believed to have revenues of over $6 billion from switching and over $3 billion from routers in the United States for its fiscal year ended July 27, 2013 and total revenues of over $30 billion from switching and $13 billion from routers in the United States for the five fiscal years ended July 27, 2013.  The Company believes that the vast majority of Cisco’s switching and routing revenue from March 2008 through the present has been generated by products and services implementing technology that the company believes infringes on the 11 patents.

The law firm of Cozen O'Connor P.C. represents Spherix in this litigation.  Cozen O’Connor is a national law firm, employing more than 575 attorneys in 23 cities on two continents. Their lawyers counsel clients on sophisticated legal matters in all areas of litigation, including intellectual property matters, as well as corporate and regulatory law.   Cozen O’Connor represents a broad array of leading global corporations in all major industries. Kerry McTigue, Barry Golob and Don McPhail, experienced trial attorneys and partners in the firm’s Intellectual Property Practice, are representing Spherix in the litigation.  Their practice is focused on complex patent litigation in the consumer electronics and life sciences sectors and they collectively have led trial teams in more than 100 cases.

About Spherix
Spherix Incorporated was launched in 1967 as a scientific research company. Spherix is committed to advancing innovation by active participation in the patent market. Spherix draws on portfolios of pioneering technology patents to partner with and support product innovation.

Forward Looking Statements
Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein, including the Prospectus filed under Rule 424B3 filed February 19, 2014 with the SEC. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:
Investor Relations
Phone: (703) 992-9325
Email:info@spherix.com